Exhibit 3.1
CERTIFICATE OF DESIGNATION
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
CASTLE BRANDS INC.
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
Castle Brands Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by its Board of Directors (the “Board”) pursuant to authority conferred upon the Board by its Amended and Restated Certificate of Incorporation:
RESOLVED, that:
1. There is hereby established a series of the preferred stock of the Corporation designated “Series A Convertible Preferred Stock, par value $0.01 per share” (the “Series A Preferred Stock”), consisting of 5,000,000 shares.
2. The Series A Preferred Stock shall have the relative rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights applicable thereto as follows:
          (a) Dividends. Dividends may be declared and paid upon the Corporation’s common stock (the “Common Stock”) in any fiscal year of the Corporation only if dividends shall have been paid or declared and set apart with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share of Series A Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock could then be converted. Dividends declared and paid upon each share of Series A Preferred Stock shall not exceed the aggregate amount of such dividends as are paid or declared and set apart with respect to all shares of Common Stock into which each such share of Series A Preferred Stock could then be converted.
          (b) Preference on Liquidation.
          (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to stockholders shall be distributed as follows:
          (i) First, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Common Stock or any other series of capital stock ranking junior to the Series A Preferred Stock, with respect to payments upon liquidation, dissolution or winding up of the Corporation $0.01 per share of Series A Preferred Stock.
          (ii) If the assets to be distributed among the holders of the Series A Preferred Stock pursuant to Section 2(b)(1)(i) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such Series A Preferred Stock owned by each such holder.
          (iii) After setting apart or paying in full the preferential amounts due the holders of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms hereof immediately prior to such dissolution, liquidation or winding up of the Corporation.
               (2) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board approves such action, or twenty (20) days prior to any stockholders’ meeting called to approve such action, or ten (10) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.
               (3) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage a competent independent appraiser to determine the fair market value of the assets to be distributed to the holders of shares of its capital stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Series A Preferred Stock of the appraiser’s valuation. Any equity securities of other entities to be distributed shall be valued as follows:
          (i) Securities not subject to investment letter or other similar restrictions on free marketability:

          (A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the distribution; If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the distribution; and
          (B) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.
          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Section 2(b)(3)(i)(A) or (B), as applicable, to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.
     (c) Voting.
          Except as otherwise required by law or expressly provided herein, the holders of shares of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall have such number of votes equal to the number of shares of Common Stock into which such holders’ shares of Series A Preferred Stock are convertible pursuant to the provisions hereof at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise required by law or expressly provided herein, the holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes.
     (d) Conversion.
          (1) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock without any further action on the part of any holder of such shares, at the then effective Series A Conversion Rate (as defined below), upon the filing of an amendment to the Corporation’s Amended and Restated Certificate of Incorporation, which, once effective, makes available a sufficient number of authorized but unissued and unreserved shares of Common Stock to permit all then outstanding shares of Series A Preferred Stock to be so converted. The “Series A Conversion Rate” shall be a rate of [35.7143] shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment in accordance with Section 2(e) below.

          (2) As promptly as practicable after such conversion, the Corporation shall deliver to each holder of Series A Preferred Stock a notice stating that such conversion shall have become effective. The Corporation shall thereafter issue and deliver to, or upon the written order of such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled against receipt of such holder’s certificate representing Series A Preferred Stock at such office or other place designated by the Corporation. The holder shall be deemed to have become a stockholder of record of Common Stock on the date that such conversion became effective (the “Conversion Date”), unless the transfer books of the Corporation are closed on that date, in which event it shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Rate shall be that in effect on the Conversion Date.
          (3) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.
          (4) The Corporation shall as promptly as possible (subject to obtaining necessary board and stockholder approval), in accordance with the laws of the State of Delaware, file a certificate of amendment to its certificate of incorporation to increase the authorized amount of its Common Stock so that the authorized number of shares of its authorized and unissued Common Stock shall be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding.
          (5) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.
          (6) All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

          (7) Until conversion of the Series A Preferred Stock into Common Stock, the Corporation shall not, without the approval of holders of a majority of the outstanding shares of Series A Preferred Stock:
          (i) distribute upon or with respect to the then outstanding Common Stock, a dividend, or any other distribution, or any right to subscribe for or purchase any shares of stock of any class or to receive any other rights; or
          (ii) undertake any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another Corporation or conveyance of all or substantially all of the assets of the Corporation to another Corporation; or
          (iii) undertake any voluntary dissolution, liquidation or winding up of the Corporation.
     (e) Adjustments to Conversion Rate.
          (1) (i) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the effective date of this Certificate of Designation, the Series A Conversion Rate in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted as more fully set forth in Section 2(e)(1)(ii) below.
          (ii) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time subdivides, combines or consolidates the outstanding shares of Common stock as contemplated by Section 2(e)(1)(i), in each such event the Series A Conversion Rate that is then in effect shall be adjusted as of the time of such event by multiplying the Series A Conversion Rate then in effect by a fraction (x) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately after the time of such subdivision, combination or consolidation, and (y) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to such subdivision, combination or consolidation.
          (iii) Reclassifications and Reorganizations. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than solely as a result of a stock dividend or subdivision, split-up or combination of shares), the Series A Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted and the terms of the Series A Preferred Stock shall be deemed amended such that the shares of the Series A

Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder’s shares of the Series A Preferred Stock had been converted into Common Stock. The provisions of this Section 2 (e)(2)(iii) shall similarly apply to successive reorganizations or reclassifications.
          (iv) Distributions Other Than Cash Dividends Out of Retained Earnings. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise would result in an adjustment pursuant to this Section 2(e)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation and other property which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 2 with respect to the rights of the holders of the Series A Preferred Stock.
      (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Rate pursuant to Section 2(e), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.
      (g) Fractional Shares. Fractional shares of Series A Preferred Stock may be issued and all conversion, voting and other rights shall be applied to such fractional shares on a proportional basis; provided, however, that in lieu of any fractional shares of Common Stock to which the holder of Series A Preferred Stock would be entitled upon conversion or otherwise pursuant hereto, the Corporation shall issue to such holder, one share of Common Stock. The number of whole shares to be issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock of such holder at the time converting into Common Stock.
          (h) No Impairment. Except by amendment to the Amended and Restated Certificate of Incorporation, the Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.
          (i) Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 2(d) above or otherwise acquired by the Corporation, the shares so converted shall be canceled and shall resume the status of authorized shares of Preferred Stock without differentiation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Mark Andrews, its Chairman of the Board, effective as of October 9, 2008.

CASTLE BRANDS INC.
By:	/s/ Mark Andrews
	Name:	Mark Andrews
	Title:	Chairman of the Board